UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 28, 2007

House of Taylor Jewelry, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-25377 (Commission File Number)	33-0805583 (IRS employer identification no.)
9200 Sunset Blvd. Suite 425 West Hollywood, California	90069
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(310) 860-2660

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers.

Item 5.02(b): Resignation of Director

On June 28, 2007, Mr. Monty Abramov resigned from the Company's Board of Directors effective immediately to vacate the seat that will be filled by Mr. John Moretz. With the election of Mr. Moretz and the resignation of Mr. Abramov, the Company's Board remains at five members. Mr. Abramov will continue to serve as executive vice president and design director for the Company.

Item 5.02(d): Election of Director

On June 28, 2007, Mr. John Moretz, the CEO of GoldToe Moretz, was elected by the Company’s Board of Directors as a Director to fill the seat vacated by the resignation of Mr. Monty Abramov.

Mr. John Moretz is the Chairman and Chief Executive Officer of GoldToeMoretz, LLC, a global leader in the hosiery industry.  In 2006, Moretz Inc. and Gold Toe Brands, Inc. merged to create GoldToeMoretz.  The combined company has the leading market position in both the department store and specialty sporting goods channels in addition to significant presence in the rapidly growing mass-market channel.  GoldToeMoretz possesses a diverse and prestigious portfolio of highly recognized brands such as, the iconic Gold Toe®, PowerSox®, Kathy Ireland®, New Balance®, and Under Armor®.  GoldToeMoretz has received many honors, including Wal-Mart’s Supplier of the Year Award in 2003, 2004, 2005 and Under Armor’s® Licensee of the Year in 2006.  Mr. Moretz is also Chairman of the Board of Directors of Gold Toe Moretz Holdings Corp., which owns GoldToeMoretz, as well as the Gold Toe retail outlet store chain, and various overseas joint ventures.  Prior to merging into GoldToeMoretz, Mr. Moretz was Chairman and CEO of Moretz, Inc., a company founded by his father C. Hugh Moretz in 1946.  John Moretz also founded Moretz Marketing, Inc. in 1993, which manages lifestyle brands.  Current branding partnerships include Kathy Ireland, John Elway and Ronnie Lott.

A copy of the Company’s news release issued on July 2, 2007 in connection with the foregoing, is attached hereto as Exhibit 99.1 and incorporated into Item 5.02 by reference.

 (c) Exhibits

Exhibit No.	Description
99.1	Press Release dated July 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2007	House of Taylor Jewelry, Inc.
/s/ Bob Rankin
Bob Rankin, Chief Financial Officer

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